Exhibit 99.1

FOR IMMEDIATE RELEASE		June 4, 2024
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334	Page 1 of 2

PINNACLE WEST UPSIZES AND PRICES OFFERING OF $475 MILLION

OF 4.75% CONVERTIBLE SENIOR NOTES DUE 2027

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) (“Pinnacle West”) announced the pricing of its offering of $475 million aggregate principal amount of its 4.75% convertible senior notes due 2027 (the “convertible notes”) in a private placement under the Securities Act of 1933, as amended (the “Securities Act”). The offering of the convertible notes was upsized from the previously announced offering size of $450 million aggregate principal amount of convertible notes. Pinnacle West also granted the initial purchasers of the convertible notes an option to purchase, within a 13-day period from, and including, the date on which the convertible notes are first issued, up to an additional $50 million aggregate principal amount of the convertible notes. The sale of the convertible notes is expected to close on June 6, 2024, subject to the satisfaction of customary closing conditions.

Pinnacle West expects that the net proceeds from the convertible notes will be approximately $468 million (or $517.4 million if the initial purchasers exercise their option to purchase additional convertible notes in full), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Pinnacle West. Pinnacle West intends to use the net proceeds from the offering of the convertible notes for general corporate purposes, which may include repayment or refinancing of debt, working capital and investments in its operating subsidiary, Arizona Public Service Company.

The convertible notes will be senior unsecured obligations of Pinnacle West, and will mature on June 15, 2027, unless earlier converted or repurchased in accordance with their terms. The convertible notes will bear interest at a fixed rate of 4.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2024.

Prior to the close of business on the business day immediately preceding March 15, 2027, the convertible notes will be convertible at the option of the holders only under certain conditions.

On or after March 15, 2027, until the close of business on the business day immediately preceding the maturity date, holders of the convertible notes may convert all or any portion of their convertible notes at their option at any time at the conversion rate then in effect, irrespective of these conditions. Pinnacle West will settle conversions of the convertible notes by paying cash up to the aggregate principal amount of the convertible notes to be converted and paying or delivering, as the case may be, cash, shares of its common stock, no par value, or a combination of cash and shares of its common stock, at its election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the convertible notes being converted.

The conversion rate for the convertible notes will initially be 10.8338 shares of common stock per $1,000 principal amount of convertible notes (equivalent to an initial conversion price of approximately $92.30 per share of common stock). The initial conversion price of the convertible notes represents a premium of approximately 20% over the last reported sale price of Pinnacle West’s common stock on The New York Stock Exchange on June 3, 2024. The conversion rate and the corresponding conversion price will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. Pinnacle West may not redeem the convertible notes prior to the maturity date.

If Pinnacle West undergoes a fundamental change (as defined in the indenture that will govern the convertible notes), subject to certain conditions, holders of the convertible notes may require Pinnacle West to repurchase for cash all or any portion of their convertible notes at a repurchase price equal to 100% of the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (as defined in the indenture that will govern the convertible notes). In addition, if certain fundamental changes occur, Pinnacle West may be required, in certain circumstances, to increase the conversion rate for any convertible notes converted in connection with such fundamental changes by a specified number of shares of its common stock.

The offering is being made to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. Any offers of the convertible notes will be made only by means of a private offering memorandum. None of the convertible notes or any shares of the common stock issuable upon conversion of the convertible notes have been or are expected to be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

General Information

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of nearly $25 billion, about 6,500 megawatts of generating capacity and approximately 6,100 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service Company, the company provides retail electricity service to approximately 1.4 million Arizona homes and businesses.

FORWARD-LOOKING STATEMENTS

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the timing and completion of the offering of the convertible notes and the anticipated use of proceeds from the offering. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project,” “anticipate,” “goal,” “seek,” “strategy,” “likely,” “should,” “will,” “could,” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or Arizona Public Service Company (“APS”). These factors include, but are not limited to, the factors discussed in the most recent Pinnacle West/APS Form 10-K and 10-Q along with other public filings with the Securities and Exchange Commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.